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FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjillgroup.com
	Contact:	Investor Relations:
Stacey Bibi/Suzanne Rosenberg/
Priya Akhoury
Press: Michael McMullan
Morgen-Walke Associates, Inc.
(212) 850-5600

THE J. JILL GROUP ANNOUNCES $30.8 MILLION PRIVATE PLACEMENT

Quincy, MA, January 31, 2001—The J. Jill Group, Inc. (Nasdaq: JILL) today announced that it has entered into definitive purchase agreements for the sale of 1,710,000 shares of newly issued common stock to selected institutional investors for $30,780,000. The purchase price of $18.00 per share was established on January 23, 2001, and represents an 18% discount from the Nasdaq closing price on that date. The transactions are expected to close on or before February 7, 2001. J. Jill stated it expects to use the net proceeds of the offering to fund the expansion of the retail store segment, as well as for working capital and general corporate purposes. U.S. Bancorp Piper Jaffray served as placement agent in the financing.

    Gordon R. Cooke, President and Chief Executive Officer, commented, "We are extremely pleased to have secured this financing as these funds will provide J. Jill with the financial flexibility to support our multi-channel future growth strategy."

    This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements.

    The J. Jill Group is a leading retailer of high quality women's apparel, accessories and footwear. The company currently markets its products through its specialty retail stores, catalogs, and e-commerce website. J. Jill is designed to appeal to active, affluent women age 35 and older.

    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; the availability, terms and deployment of capital; significant changes in customer acceptance of J. Jill's product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness; the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill's sales between full price and liquidation merchandise; general economic and business conditions and other factors, including those detailed from time to time in J. Jill's SEC reports, including its Current Report on Form 8-K filed on January 16, 2001. J. Jill disclaims any intent or obligation to update these forward-looking statements.

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THE J. JILL GROUP ANNOUNCES $30.8 MILLION PRIVATE PLACEMENT